Exhibit 99.1
News Release
Video Display Announces Appointment of Chief Financial Officer
ATLANTA—(BUSINESS WIRE)—June 11, 2007 — Video Display Corporation (NASDAQ:VIDE) today announced the appointment of Greggory L Osborn as Chief Financial Officer (CFO) of the Company, effective immediately. Mr. Osborn replaces Michael D Boyd, who was the company CFO from December 2005 until April 2007.
Mr. Osborn was previously employed as the Controller and CFO of Progress Container and Display as well as 15 years tenure in positions of Controller and CFO with Simmons Company and the Sealy Company, manufacturers with headquarters in Georgia from 1990 until his current move to join Video Display Corporation.
“We are excited and fortunate to have Mr. Osborn join our team at Video Display,” said Ron Ordway, Chairman and CEO of Video Display Corporation. He brings a wealth of talent and experience that will be of immeasurable assistance to the Company as we look to grow and expand over the next several years. I am confident that he will make significant contributions to our Company as part of our management team.”
Mr. Osborn holds a bachelor’s degree from Georgia State University and is a certified public accountant
Video Display Corporation designs, develops and manufactures unique solutions for display requirements for military, medical and industrial use with emphasis on high end training and simulation applications. Its product offerings include ruggedized CRT and AMLCD displays as well as complete projection systems utilizing VDC’s Marquee™ line of projectors. Video Display Corporation operates 11 display design and manufacturing plants plus eight sales facilities throughout the United States and Europe.
CONTACT: Video Display Corporation Ronald D. Ordway, 770/938-2080
KEYWORD: GEORGIA INDUSTRY
KEYWORD: HARDWARE MANAGEMENT CHANGES
SOURCE: Video Display Corporation